SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the

Securities Exchange Act of 1934

Popular, Inc.

BanPonce Trust I

Popular North America Capital Trust I

Popular Capital Trust I

Popular Capital Trust II

(Name of Subject Companies (Issuer))

Popular, Inc.

(Name of Filing Person (Offeror))

6.375% Non-cumulative Monthly Income Preferred Stock, liquidation preference $25 per share, 2003 Series A

(CUSIP: 733174304),

8.25% Non-cumulative Monthly Income Preferred Stock, liquidation preference $25 per share, Series B

(CUSIP: 733174403),

8.327% Trust Preferred Securities, liquidation amount $1,000 per security (CUSIP: 066915AA7),

6.564% Trust Preferred Securities liquidation amount $1,000 per security (CUSIP: 733186AA8),

6.70% Cumulative Monthly Income Trust Preferred Securities, liquidation amount $25 per security

(CUSIP: 73317W203),

6.125% Cumulative Monthly Income Trust Preferred Securities, liquidation amount $25 per security

(CUSIP: 73317H206)

(Titles of Classes of Securities)

(CUSIP Numbers of Classes of Securities)

Jorge A. Junquera

Senior Executive Vice President

and Chief Financial Officer

Popular, Inc.

209 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

(787) 765-9800

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

With copies to:

Donald J. Toumey Robert W. Downes Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004	Ignacio Alvarez Eduardo J. Arias Pietrantoni Méndez & Alvarez LLP Banco Popular Center, 19th Floor 209 Muñoz Rivera Avenue San Juan, Puerto Rico 00918	Edward F. Petrosky Samir A. Gandhi Edward Ricchiuto Sidley Austin LLP 787 Seventh Avenue New York, New York 10019

CALCULATION OF FILING FEE

Transaction valuation(*)	Amount of Filing Fee(**)
$540,654,065	$30,168.50

*	Estimated solely for the purpose of computing the filing fee. This Tender Offer Statement on Schedule TO relates to an exchange offer (the “Exchange Offer”) of newly issued shares of common stock (the “Common Stock”) of Popular, Inc. (“Popular” or the “Company”) for shares of (a) (i) 6.375% Non-cumulative Monthly Income Preferred Stock, Series A issued by Popular (the “Series A Preferred Stock”) and (ii) 8.25% Non-cumulative Monthly Income Preferred Stock, Series B issued by Popular (the “Series B Preferred Stock”) and (b) (i) 8.327% Trust Preferred Securities issued by BanPonce Trust I (the “8.327% Trust Preferred Securities”), (ii) 6.564% Trust Preferred Securities issued by Popular North America Capital Trust I (the “6.564% Trust Preferred Securities”), (iii) 6.70% Cumulative Monthly Income Trust Preferred Securities issued by Popular Capital Trust I (the “6.70% Trust Preferred Securities”), and (iv) 6.125% Cumulative Monthly Income Trust Preferred Securities issued by Popular Capital Trust II (the “6.125% Trust Preferred Securities”). The Series A Preferred Stock and the Series B Preferred Stock are collectively referred to as the “Preferred Stock.” The trust preferred securities described in clause (b) are collectively referred to as the “Trust Preferred Securities.” This amount was calculated based on the market value of shares of the (i) Series A Preferred Stock; (ii) Series B Preferred Stock; and (iii) maximum number of Trust Preferred Securities that could be accepted for exchange assuming 100% of the issued and outstanding shares of Preferred Stock are tendered and accepted for exchange. This transaction valuation was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as follows:

The sum of (a) the product of (i) $12.475, the average of the high and low sale prices per share of Series A Preferred Stock on June 26, 2009, and (ii) 7,475,000, the maximum number of shares of Series A Preferred Stock that could be accepted for exchange in the Exchange Offer; (b) the product of (i) $12.505, the average of the high and low sale prices per share of Series B Preferred Stock on June 26, 2009, and (ii) 16,000,000, the maximum number of shares of Series B Preferred Stock that could be accepted for exchange in the Exchange Offer; (c) the product of (i) $480.00, the closing bid quotation for the 8.327% Trust Preferred Security on June 12, 2009, and (ii) 144,000 the maximum number of 8.327% Trust Preferred Securities that could be accepted for exchange in the Exchange Offer; (d) the product of (i) $300.00, the closing bid quotation for the 6.564% Trust Preferred Security on June 15, 2009, and (ii) 250,000 the maximum number of 6.564% Trust Preferred Securities that could be accepted for exchange in the Exchange Offer; (e) the product of (i) $13.790, the average of the high and low sale prices per 6.70% Trust Preferred Security on June 26, 2009, and (ii) 3,806,000, the maximum number of 6.70% Trust Preferred Securities that could be accepted for exchange in the Exchange Offer if (x) the maximum number of shares of Preferred Stock and the maximum number of Trust Preferred Securities other than the 6.70% Trust Preferred Securities and the 6.125% Trust Preferred Securities are tendered and accepted for exchange and (y) the average VWAP (as defined in the Prospectus defined herein) of our Common Stock during the last five trading days ending on the second business day immediately preceding the expiration date of the Exchange Offer was such that the Relevant Price is determined based on the “Minimum Share Price” of $2.50 per share (f) the product of (i) $13.950, the average of the high and low sale price of the 6.125% Trust Preferred Security on June 26, 2009, and (ii) 3,806,000, the maximum number of 6.125% Trust Preferred Securities that could be accepted for exchange in the Exchange Offer if (x) the maximum number of shares of Preferred Stock and the maximum number of Trust Preferred Securities other than the 6.70% Trust Preferred Securities and the 6.125% Trust Preferred Securities are tendered and accepted for exchange and (y) the average VWAP (as defined in the Prospectus defined herein) of our Common Stock during the last five trading days ending on the second business day immediately preceding the expiration date of the Exchange Offer was such that the Relevant Price is determined based on the “Minimum Share Price” of $2.50 per share.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act and Fee Rate Advisory No. 5 for fiscal year 2009 equals $55.80 for each $1,000,000 of the value of the transaction.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $34,712	Filing Party: Popular, Inc.
Form or Registration No.: Form S-4 (File No. 333-159843)	Date Filed: June 8, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e–4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d–1(d) (Cross-Border Third-Party Tender Offer)

This Tender Offer Statement on Schedule TO (“Tender Offer Statement”) relates to an offer by Popular to exchange newly issued shares of Popular’s common stock, par value $0.01 per share (the “Common Stock”), for its outstanding shares of (a) (i) Series A Preferred Stock and (ii) Series B Preferred Stock and (b) (i) 8.327% Trust Preferred Securities of BanPonce Trust I, (ii) 6.564% Trust Preferred Securities of Popular North America Capital Trust I, (iii) 6.70% Trust Preferred Securities of Popular Capital Trust I, and (iv) 6.125% Trust Preferred Securities of Popular Capital Trust II, in each case, on the terms and subject to the conditions set forth in this document and in the Prospectus (incorporated by reference herein as Exhibit (a)(1)(A)) (the “Prospectus”) and letters of transmittal (incorporated by reference herein as Exhibit (a)(1)(B)).

The information set forth in the Prospectus and the letters of transmittal is hereby expressly incorporated herein by reference in response to all items required in this Schedule TO.

Item 1.	Summary Term Sheet.

The information set forth in the Prospectus in the sections entitled “Questions and answers about the Exchange Offer” and “Summary” is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) Name and Address.

The name of the subject company of the Preferred Stock is Popular, Inc. The address of its principal executive offices is 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Its telephone number is 787-765-9800.

The name of the subject company in the case of the 8.327% Trust Preferred Securities is BanPonce Trust I. The address of its principal executive offices is 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Its telephone number is 787-765-9800.

The name of the subject company in the case of the 6.564% Trust Preferred Securities is Popular North Capital America Trust I. The address of its principal executive offices is 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Its telephone number is 787-765-9800.

The name of the subject company in the case of the 6.70% Trust Preferred Securities is Popular Capital Trust I. The address of its principal executive offices is 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Its telephone number is 787-765-9800.

The name of the subject company in the case of the 6.125% Trust Preferred Securities is Popular Capital Trust II. The address of its principal executive offices is 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Its telephone number is 787-765-9800.

(b) Securities.

As of May 29, 2009, there were 282,034,379 shares of Common Stock outstanding, 7,475,000 shares of the Series A Preferred Stock were outstanding as of June 26, 2009, 16,000,000 shares of the Series B Preferred Stock were outstanding as of June 26, 2009, $144,000,000 aggregate liquidation amount of the 8.327% Trust Preferred Securities was outstanding as of June 26, 2009; $250,000,000 aggregate liquidation amount of the 6.564% Trust Preferred Securities was outstanding as of June 26, 2009, $300,000,000 aggregate liquidation amount of the 6.70% Trust Preferred Securities were outstanding as of June 26, 2009, and $130,000,000 aggregate liquidation amount of the 6.125% Trust Preferred Securities were outstanding as of June 26, 2009.

(c) Trading Market and Price.

The information set forth in the Prospectus in the section entitled “Market Price, Dividend and Distribution Information” is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) Name and Address.

The filing person is Popular, Inc. The information set forth in Item 2(a) above is incorporated herein by reference.

The information set forth in the Prospectus under the heading “Summary—The Company and the Trusts” is incorporated herein by reference.

Name	Position
Richard L. Carrión	Chairman of the Board and Chief Executive Officer
David H. Chafey, Jr.	President and Chief Operating Officer
Jorge A. Junquera	Senior Executive Vice President and Chief Financial Officer
Brunilda Santos de Álvarez	Senior Executive Vice President, Chief Legal Officer and Auxiliary Secretary of the Board of Directors
Eduardo J. Negrón	Executive Vice President - Our People
Amílcar Jordán	Executive Vice President - Risk Management
Félix M. Villamil	Executive Vice President and President of EVERTEC
Ileana González Quevedo	Senior Vice President and Comptroller
Manuel Morales	Director
Francisco Rexach	Director
Juan Bermudez	Director
Mariá Luisa Ferré	Director
Frederic Salerno	Director
William Teuber	Director
José Vizcarrondo	Director
Michael Masin	Director

Item 4.	Terms of the Transaction.

(a) Material Terms.

The information set forth in the Prospectus in the sections entitled “Questions and answers about the Exchange Offer,” “Summary,” “The Exchange Offer,” “Market Price, Dividend and Distribution Information,” “Comparison of Rights Between the Preferred Stock, Trust Preferred Securities and the Common Stock,” and “Taxation” is incorporated herein by reference.

(b) Purchases.

Messrs. Bermúdez, Carrión, Junquera and Vizcarrondo, and Ms. Ferré have advised the Company that they intend to participate in the Exchange Offer. The information set forth in the Prospectus in the section entitled “The Exchange Offer—Security Ownership” is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(a) Agreements Involving the Subject Company’s Securities.

The information set forth in the Prospectus in the sections entitled “Summary—The Company and the Trusts,” “Market Price, Dividend and Distribution Information,” and “Comparison of Rights Between the Preferred Stock, Trust Preferred Securities and the Common Stock” is incorporated herein by reference.

•

The Company has entered into the following agreements with respect to the Series A Preferred Stock (which are incorporated as exhibits to this Schedule TO): Form of Certificate representing Series A Preferred Stock (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 26, 2003, and incorporated herein by reference); Certificate of Designation, Preference and Rights of the Company’s 6.375% Non-Cumulative Monthly Income Preferred Stock, 2003 Series A (filed as Exhibit 99.1 of the Company’s Current Report on Form 8-K dated and filed on February 26, 2003, and incorporated herein by reference); and Consent Solicitation Statement (filed on Schedule 14A on June 29, 2009 and incorporated herein by reference).

•

The Company has entered into the following agreements with respect to the Series B Preferred Stock (which are incorporated as exhibits to this Schedule TO): Form of Certificate representing the Series B Preferred Stock (filed as Exhibit 2.4 to the Company’s Registration Statement on Form 8-A dated May 28, 2008 (related to Registration No. 333-135093), and incorporated herein by reference); Certificate of Designations of the Series B Preferred Stock (filed as Exhibit 2.3 to the Company’s Registration Statement on Form 8-A dated May 28, 2008 (related to Registration No. 333-135093), and incorporated herein by reference); and Consent Solicitation Statement (filed on Schedule 14A on June 29, 2009 and incorporated herein by reference).

•

The Company has entered into the following agreements with respect to the 8.327% Trust Preferred Securities (which are incorporated as exhibits to this Schedule TO): Amended and Restated Trust Agreement of BanPonce Trust I, among BanPonce Trust I (currently Popular North America, Inc.), as Depositor, BanPonce Corporation (currently Popular, Inc.), as Guarantor, JP Morgan Chase Bank (formerly known as The First National Bank of Chicago), as Property Trustee, First Chicago Delaware, Inc., as Delaware Trustee, and the Administrative Trustee named therein (filed as Exhibit (4)(f) of the Company’s Current Report on Form 8-K (File No. 000-13818) dated and filed on February 19, 1997, and incorporated herein by reference); Form of Capital Security Certificate for BanPonce Trust I (incorporated by reference to Exhibit (4)(g) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997); Guarantee Agreement relating to BanPonce Trust I, by and among BanPonce Trust I (currently Popular North America, Inc.), as Guarantor, BanPonce Corporation (currently Popular, Inc.), as Additional Guarantor, and The First National Bank of Chicago, as Guarantee Trustee (filed as Exhibit (4)(h) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997, and incorporated herein by reference).

•

The Company has entered into the following agreements with respect to the 6.564% Trust Preferred Securities (which are incorporated as exhibits to this Schedule TO): Certificate of Trust of Popular North America Capital Trust I (filed as Exhibit 4(b) to the Registration Statement on Form S-3/A (Registration No. 333-118197) dated September 9, 2004, and incorporated herein by reference); Trust Agreement of Popular North America Capital Trust I (filed as Exhibit 4(c) to the Registration Statement on Form S-3/A (Registration No. 333-118197) dated September 9, 2004, and incorporated herein by reference); Form of Amended and Restated Trust Agreement of Popular North America Capital Trust I (filed as Exhibit 4(d) to the Registration Statement on Form S-3/A (Registration No. 333-118197, and incorporated herein by reference) dated September 9, 2004, and incorporated herein by reference); Form of Capital Security Certificate for Popular North America Capital Trust I (filed as Exhibit 4(e) to the Registration Statement on Form S-3/A (Registration No. 333-118197, and incorporated herein by reference) filed with the SEC on September 9, 2004); Form of Guarantee Agreement for Popular North America Capital Trust I (filed as Exhibit 4(f) to the Registration Statement on Form S-3/A (Registration No. 333-118197) dated September 9, 2004, and incorporated herein by reference).

•

The Company has entered into the following agreements with respect to the 6.70% Trust Preferred Securities (which are incorporated as exhibits to this Schedule TO): Form of Certificate of Trust of each of Popular Capital Trust I, Popular Capital Trust II, Popular Capital Trust III, and Popular Capital Trust IV dated September 5, 2003 (filed as Exhibit 4.3 to the Registration Statement on Form S-3 (Registration Nos. 333-108559 and 333-108559-04) dated September 5, 2003, and incorporated herein by reference); Amended and Restated Declaration of Trust and Trust Agreement of Popular Capital Trust I, dated as of October 31, 2003, among the Company, JP Morgan Chase Institutional Services (formerly Bank One Trust

Company, N.A.), JP Morgan Chase Bank (formerly known as The First National Bank of Chicago), the Administrative Trustees named therein and the holders from time to time, of the undivided beneficial ownership interests in the assets of the Trust (filed as Exhibit 4.1 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003, and incorporated herein by reference); Guarantee Agreement relating to Popular Capital Trust I, dated as of October 31, 2003, between the Company and JP Morgan Chase Institutional Services (filed as Exhibit 4.4 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003, and incorporated herein by reference).

•

The Company has entered into the following agreements with respect to the 6.125% Trust Preferred Securities (which are incorporated as to this Schedule TO): Form of Certificate of Trust of each of Popular Capital Trust I, Popular Capital Trust II, Popular Capital Trust III, and Popular Capital Trust IV dated September 5, 2003 (filed as Exhibit 4.3 to the Registration Statement on Form S-3 (Registration Nos. 333-108559 and 333-108559-04) dated September 5, 2003, and incorporated herein by reference); Amended and Restated Declaration of Trust and Trust Agreement of Popular Capital Trust II, dated as of November 30, 2004, among the Company, JP Morgan Trust Company, National Association (formerly Bank One Trust Company, N.A.), Chase Manhattan Bank USA, National Association (as successor to Bank One Delaware, Inc.), the Administrative Trustees named therein and the holders from time to time, of the undivided beneficial ownership interests in the assets of the Trust (filed as Exhibit 4.1 of the Company’s Current Report on Form 8-K dated December 3, 2004, and incorporated herein by reference); Form of Guarantee Agreement relating to Popular Capital Trust II (filed as Exhibit 4.7 to the Registration Statement on Form S-3 (Registration No. 333-120340) dated November 10, 2004, and incorporated herein by reference).

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) Purposes.

The information set forth in the Prospectus in the sections entitled “Questions and answers about the Exchange Offer”, “Summary,” “The Exchange Offer” and “Risk Factors—Risks Related to Not Participating in the Exchange Offer”) is incorporated herein by reference.

(b) Use of Securities Acquired.

The information set forth in the Prospectus in the sections entitled “Summary” and “The Exchange Offer” is incorporated herein by reference.

All shares of Preferred Stock accepted for exchange in the Exchange Offer will be retired by the board of directors and restored to the status of authorized but unissued shares of preferred stock without designation as to each series. We currently intend to deliver any Trust Preferred Securities accepted for exchange in the Exchange Offer to the applicable trustee for cancellation.

(c) Plans.

The information set forth in the Prospectus in the sections entitled “Summary” and “The Exchange Offer” is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds.

The information set forth in the Prospectus in the sections entitled “Questions and answers about the Exchange Offer—What consideration are we offering in exchange for shares of Preferred Stock and Trust Preferred Securities?”, “Summary”, and “The Exchange Offer” is incorporated herein by reference.

(b) Conditions.

Not applicable.

(c) Borrowed Funds.

Not applicable.

Item 8.	Interest in the Securities of the Subject Company.

(a) Securities Ownership.

The information set forth under the caption “The Exchange Offer—Security Ownership” in the Prospectus is incorporated herein by reference.

(b) Securities Transactions.

None of the Company or the Company’s executive officers or directors have effected any transactions with respect to the Securities within the 60-day period immediately preceding June 29, 2009. The information set forth under the caption “The Exchange Offer—Security Ownership” in the Prospectus is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

(a) Solicitations or Recommendations.

No soliciting dealer has been retained by the Company to make any recommendation to holders of shares of Preferred Stock or Trust Preferred Securities as to whether to tender or refrain from tendering in the Exchange Offer. The information set forth in the Prospectus in the sections entitled “The Exchange Offer—Exchange Agents,” “The Exchange Offer—Information Agent,” “The Exchange Offer—Dealer Managers,” “The Exchange Offer—Fees and Expenses” and “The Exchange Offer—Soliciting Dealer Fee” is incorporated herein by reference.

Item 10.	Financial Statements.

(a) Financial Information.

The information set forth in the Prospectus in the sections entitled “Where You Can Find More Information”, “Selected Financial Data” and “Capitalization” is incorporated herein by reference. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, are incorporated herein by reference and can also be accessed electronically on the Securities and Exchange Commission’s website at http://www.sec.gov.

(b) Pro Forma Information.

The information set forth in the Prospectus under the captions “Unaudited Pro Forma Financial Information” and “Capitalization” is incorporated herein by reference. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, are incorporated herein by reference and can also be accessed electronically on the Securities and Exchange Commission’s website at http://www.sec.gov.

Item 11.	Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

The information set forth in the Prospectus in the sections entitled “The Exchange Offer—Conditions of the Exchange Offer” and “Regulatory Capital Ratios” is incorporated herein by reference.

(b) Other Material Information.

The information set forth in the Prospectus and the letters of transmittal is incorporated herein by reference.

Item 12.	Exhibits

EXHIBIT NUMBER	EXHIBIT NAME
(a)(1)(A)	Prospectus (incorporated by reference to Amendment 1 to the Registration Statement on Form S-4 filed June 29, 2009).

(a)(1)(B)	Letters of Transmittal (incorporated by reference to Exhibit 99.1(a) and 99.1(b) of Amendment 1 to the Registration Statement on Form S-4 filed June 29, 2009).

(a)(1)(C)	Letter to Brokers (incorporated by reference to Exhibit 99.3 of Amendment 1 to the Registration Statement on Form S-4 filed June 29, 2009).

(a)(1)(D)	Letter to Clients (incorporated by reference to Exhibit 99.4 of Amendment 1 to the Registration Statement on Form S-4 filed June 29, 2009).

(a)(2)(A)	Consent Solicitation Statement, dated June 8, 2009 (incorporated by reference to the Schedule 14A filed on June 8, 2009).

(a)(2)(B)	Consent Solicitation Statement, dated June 29, 2009 (incorporated by reference to the Schedule 14A filed on June 29, 2009).

(a)(3)	Not applicable.

(a)(4)(A)	Incorporated by reference herein as Exhibit (a)(1)(A).

(a)(5)(A)	Press Release, dated June 8, 2009, announcing the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 10, 2009).

(a)(5)(B)	Letter to Shareholders, dated June 8, 2009 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on June 10, 2009).

(b)	Not applicable.

(d)(1)(A)	Junior Subordinated Indenture, among BanPonce Trust I (currently Popular North America, Inc.), BanPonce Corporation (currently Popular, Inc.) and JP Morgan Chase Bank (formerly known as The First National Bank of Chicago), as Debenture Trustee (incorporated by reference to Exhibit (4)(a) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997).

(d)(1)(B)	Amended and Restated Trust Agreement of BanPonce Trust I, among BanPonce Trust I (currently Popular North America, Inc.), as Depositor, BanPonce Corporation (currently Popular, Inc.), as Guarantor, JP Morgan Chase Bank (formerly known as The First National Bank of Chicago), as Property Trustee, First Chicago Delaware, Inc., as Delaware Trustee, and the Administrative Trustee named therein (incorporated by reference to Exhibit (4)(f) of the Company’s Current Report on Form 8-K (File No. 000-13818) dated and filed on February 19, 1997).

(d)(1)(C)	Form of Capital Security Certificate for BanPonce Trust I (incorporated by reference to Exhibit (4)(g) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997).

(d)(1)(D)	Guarantee Agreement relating to BanPonce Trust I, by and among BanPonce Trust I (currently Popular North America, Inc.), as Guarantor, BanPonce Corporation (currently Popular, Inc.), as Additional Guarantor, and The First National Bank of Chicago, as Guarantee Trustee (incorporated by reference to Exhibit (4)(h) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997).

(d)(1)(E)	Form of Junior Subordinated Deferrable Interest Debenture for BanPonce Trust I (currently Popular North America, Inc.) (incorporated by reference to Exhibit (4)(i) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997).

(d)(1)(F)	Form of Certificate representing the Company’s 6.375% Non-Cumulative Monthly Income Preferred Stock, 2003 Series A (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated and filed on February 26, 2003).

EXHIBIT NUMBER	EXHIBIT NAME
(d)(1)(G)	Certificate of Designation, Preference and Rights of the Company’s 6.375% Non-Cumulative Monthly Income Preferred Stock, 2003 Series A (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated and filed on February 26, 2003).

(d)(1)(H)	Form of Certificate of Trust of each of Popular Capital Trust I, Popular Capital Trust II, Popular Capital Trust III, and Popular Capital Trust IV dated September 5, 2003 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 (Registration Nos. 333-108559 and 333-108559-04) filed with the SEC on September 5, 2003).

(d)(1)(I)	Amended and Restated Declaration of Trust and Trust Agreement of Popular Capital Trust I, dated as of October 31, 2003, among the Company, JP Morgan Chase Institutional Services (formerly Bank One Trust Company, N.A.), JP Morgan Chase Bank (formerly known as The First National Bank of Chicago), the Administrative Trustees named therein and the holders from time to time, of the undivided beneficial ownership interests in the assets of the Trust (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(J)	Guarantee Agreement relating to Popular Capital Trust I, dated as of October 31, 2003, between the Company and JP Morgan Chase Institutional Services (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(K)	Certificate of Junior Subordinated Debenture relating to the Company’s 6.70% Junior Subordinated Debentures, Series A due November 1, 2033 (incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(L)	Indenture, dated as of October 31, 2003, between the Company and JP Morgan Chase Institutional Services (formerly Bank One Trust Company, N.A.) (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(M)	First Supplemental Indenture, dated as of October 31, 2003, between the Company and JP Morgan Chase Institutional Services (formerly Bank One Trust Company, N.A.) (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(N)	Global Capital Securities Certificate for Popular Capital Trust I (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(O)	Form of Junior Subordinated Indenture between Popular North America, Inc., the Company and J.P. Morgan Trust Company, National Association (incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(P)	Certificate of Trust of Popular North America Capital Trust I (incorporated by reference to Exhibit 4(b) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(Q)	Trust Agreement of Popular North America Capital Trust I (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(R)	Form of Amended and Restated Trust Agreement of Popular North America Capital Trust I (incorporated by reference to Exhibit 4(d) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

EXHIBIT NUMBER	EXHIBIT NAME
(d)(1)(S)	Form of Capital Security Certificate for Popular North America Capital Trust I (incorporated by reference to Exhibit 4(e) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(T)	Form of Guarantee Agreement for Popular North America Capital Trust I (incorporated by reference to Exhibit 4(f) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(U)	Amended and Restated Declaration of Trust and Trust Agreement of Popular Capital Trust II, dated as of November 30, 2004, among the Company, JP Morgan Trust Company, National Association (formerly Bank One Trust Company, N.A.), Chase Manhattan Bank USA, National Association (as successor to Bank One Delaware, Inc.), the Administrative Trustees named therein and the holders from time to time, of the undivided beneficial ownership interests in the assets of the Trust (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated December 3, 2004, as filed with the SEC on December 3, 2004).

(d)(1)(V)	Form of Guarantee Agreement relating to Popular Capital Trust II (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-3 (Registration No. 333-120340) filed with the SEC on November 10, 2004).

(d)(1)(W)	Certificate of Junior Subordinated Debenture relating to the Company’s 6.125% Junior Subordinated Debentures, Series A due December 1, 2034 (incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K dated December 3, 2004, as filed with the SEC on December 3, 2004).

(d)(1)(X)	Second Supplemental Indenture, dated as of November 30, 2004, between the Company and JP Morgan Trust Company, National Association (formerly Bank One Trust Company, N.A.) (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K dated December 3, 2004, as filed with the SEC on December 3, 2004).

(d)(1)(Y)	Global Capital Securities Certificate for Popular Capital Trust I (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K dated December 3, 2004, as filed with the SEC on December 3, 2004).

(d)(1)(Z)	Certificate of Designation of the Series B Preferred Stock (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form 8-A filed with the SEC on May 28, 2008 (related to Registration No. 333-135093)).

(d)(1)(AA)	Form of Certificate representing the Series B Preferred Stock (incorporated by reference to Exhibit 2.4 to the Company’s Registration Statement on Form 8-A filed with the SEC on May 28, 2008 (related to Registration No. 333-135093)).

(d)(1)(BB)	Warrant, dated December 5, 2008 to purchase shares of Common Stock of Popular, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated December 5, 2008, as filed with the SEC on December 8, 2008).

(g)	Not applicable.

(h)(1)	Opinion of Sullivan & Cromwell LLP (incorporated by reference to Exhibit 8.1 to Amendment 1 to the Registration Statement on Form S-4 filed on June 29, 2009).

(h)(2)	Opinion of Pietrantoni Méndez & Alvarez LLP (incorporated by reference to Exhibit 8.2 to Amendment 1 to the Registration Statement on Form S-4 filed on June 29, 2009).

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 29, 2009

POPULAR, INC.

By:	/s/ Jorge A. Junquera

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT NAME
(a)(1)(A)	Prospectus (incorporated by reference to Amendment 1 to the Registration Statement on Form S-4 filed June 29, 2009).

(a)(1)(B)	Letters of Transmittal (incorporated by reference to Exhibit 99.1(a) and 99.1(b) of Amendment 1 to the Registration Statement on Form S-4 filed June 29, 2009).

(a)(1)(C)	Letter to Brokers (incorporated by reference to Exhibit 99.3 of Amendment 1 to the Registration Statement on Form S-4 filed June 29, 2009).

(a)(1)(D)	Letter to Clients (incorporated by reference to Exhibit 99.4 of Amendment 1 to the Registration Statement on Form S-4 filed June 29, 2009).

(a)(2)(A)	Consent Solicitation Statement, dated June 8, 2009 (incorporated by reference to the Schedule 14A filed on June 8, 2009).

(a)(2)(B)	Consent Solicitation Statement, dated June 29, 2009 (incorporated by reference to the Schedule 14A filed on June 29, 2009).

(a)(3)	Not applicable.

(a)(4)(A)	Incorporated by reference herein as Exhibit (a)(1)(A).

(a)(5)(A)	Press Release, dated June 8, 2009, announcing the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 10, 2009).

(a)(5)(B)	Letter to Shareholders, dated June 8, 2009, (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on June 10, 2009).

(b)	Not applicable.

(d)(1)(A)	Junior Subordinated Indenture, among BanPonce Trust I (currently Popular North America, Inc.), BanPonce Corporation (currently Popular, Inc.) and JP Morgan Chase Bank (formerly known as The First National Bank of Chicago), as Debenture Trustee (incorporated by reference to Exhibit (4)(a) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997).

(d)(1)(B)	Amended and Restated Trust Agreement of BanPonce Trust I, among BanPonce Trust I (currently Popular North America, Inc.), as Depositor, BanPonce Corporation (currently Popular, Inc.), as Guarantor, JP Morgan Chase Bank (formerly known as The First National Bank of Chicago), as Property Trustee, First Chicago Delaware, Inc., as Delaware Trustee, and the Administrative Trustee named therein (incorporated by reference to Exhibit (4)(f) of the Company’s Current Report on Form 8-K (File No. 000-13818) dated and filed on February 19, 1997).

(d)(1)(C)	Form of Capital Security Certificate for BanPonce Trust I (incorporated by reference to Exhibit (4)(g) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997).

(d)(1)(D)	Guarantee Agreement relating to BanPonce Trust I, by and among BanPonce Trust I (currently Popular North America, Inc.), as Guarantor, BanPonce Corporation (currently Popular, Inc.), as Additional Guarantor, and The First National Bank of Chicago, as Guarantee Trustee (incorporated by reference to Exhibit (4)(h) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997).

(d)(1)(E)	Form of Junior Subordinated Deferrable Interest Debenture for BanPonce Trust I (currently Popular North America, Inc.) (incorporated by reference to Exhibit (4)(i) of the Company’s Current Report on Form 8-K (File No. 000-13818), dated and filed on February 19, 1997).

(d)(1)(F)	Form of Certificate representing the Company’s 6.375% Non-Cumulative Monthly Income Preferred Stock, 2003 Series A (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated and filed on February 26, 2003).

(d)(1)(G)	Certificate of Designation, Preference and Rights of the Company’s 6.375% Non-Cumulative Monthly Income Preferred Stock, 2003 Series A (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated and filed on February 26, 2003).

EXHIBIT NUMBER	EXHIBIT NAME
(d)(1)(H)	Form of Certificate of Trust of each of Popular Capital Trust I, Popular Capital Trust II, Popular Capital Trust III, and Popular Capital Trust IV dated September 5, 2003 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 (Registration Nos. 333-108559 and 333-108559-04) filed with the SEC on September 5, 2003).

(d)(1)(I)	Amended and Restated Declaration of Trust and Trust Agreement of Popular Capital Trust I, dated as of October 31, 2003, among the Company, JP Morgan Chase Institutional Services (formerly Bank One Trust Company, N.A.), JP Morgan Chase Bank (formerly known as The First National Bank of Chicago), the Administrative Trustees named therein and the holders from time to time, of the undivided beneficial ownership interests in the assets of the Trust (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(J)	Guarantee Agreement relating to Popular Capital Trust I, dated as of October 31, 2003, between the Company and JP Morgan Chase Institutional Services (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(K)	Certificate of Junior Subordinated Debenture relating to the Company’s 6.70% Junior Subordinated Debentures, Series A due November 1, 2033 (incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(L)	Indenture, dated as of October 31, 2003, between the Company and JP Morgan Chase Institutional Services (formerly Bank One Trust Company, N.A.) (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(M)	First Supplemental Indenture, dated as of October 31, 2003, between the Company and JP Morgan Chase Institutional Services (formerly Bank One Trust Company, N.A.) (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(N)	Global Capital Securities Certificate for Popular Capital Trust I (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K dated October 31, 2003, as filed with the SEC on November 4, 2003).

(d)(1)(O)	Form of Junior Subordinated Indenture between Popular North America, Inc., the Company and J.P. Morgan Trust Company, National Association (incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(P)	Certificate of Trust of Popular North America Capital Trust I (incorporated by reference to Exhibit 4(b) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(Q)	Trust Agreement of Popular North America Capital Trust I (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(R)	Form of Amended and Restated Trust Agreement of Popular North America Capital Trust I (incorporated by reference to Exhibit 4(d) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(S)	Form of Capital Security Certificate for Popular North America Capital Trust I (incorporated by reference to Exhibit 4(e) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

(d)(1)(T)	Form of Guarantee Agreement for Popular North America Capital Trust I (incorporated by reference to Exhibit 4(f) to the Registration Statement on Form S-3/A (Registration No. 333-118197) filed with the SEC on September 9, 2004).

EXHIBIT NUMBER	EXHIBIT NAME
(d)(1)(U)	Amended and Restated Declaration of Trust and Trust Agreement of Popular Capital Trust II, dated as of November 30, 2004, among the Company, JP Morgan Trust Company, National Association (formerly Bank One Trust Company, N.A.), Chase Manhattan Bank USA, National Association (as successor to Bank One Delaware, Inc.), the Administrative Trustees named therein and the holders from time to time, of the undivided beneficial ownership interests in the assets of the Trust (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated December 3, 2004, as filed with the SEC on December 3, 2004).

(d)(1)(V)	Form of Guarantee Agreement relating to Popular Capital Trust II (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-3 (Registration No. 333-120340) filed with the SEC on November 10, 2004).

(d)(1)(W)	Certificate of Junior Subordinated Debenture relating to the Company’s 6.125% Junior Subordinated Debentures, Series A due December 1, 2034 (incorporated by reference to Exhibit 4.6 of the Company’s Current Report on Form 8-K dated December 3, 2004, as filed with the SEC on December 3, 2004).

(d)(1)(X)	Second Supplemental Indenture, dated as of November 30, 2004, between the Company and JP Morgan Trust Company, National Association (formerly Bank One Trust Company, N.A.) (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K dated December 3, 2004, as filed with the SEC on December 3, 2004).

(d)(1)(Y)	Global Capital Securities Certificate for Popular Capital Trust I (incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K dated December 3, 2004, as filed with the SEC on December 3, 2004).

(d)(1)(Z)	Certificate of Designation of the Series B Preferred Stock (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form 8-A filed with the SEC on May 28, 2008 (related to Registration No. 333-135093)).

(d)(1)(AA)	Form of Certificate representing the Series B Preferred Stock (incorporated by reference to Exhibit 2.4 to the Company’s Registration Statement on Form 8-A filed with the SEC on May 28, 2008 (related to Registration No. 333-135093)).

(d)(1)(BB)	Warrant dated December 5, 2008 to purchase shares of Common Stock of Popular, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated December 5, 2008, as filed with the SEC on December 8, 2008).

(g)	Not applicable.

(h)(1)	Opinion of Sullivan & Cromwell LLP (incorporated by reference to Exhibit 8.1 to Amendment 1 to the Registration Statement on Form S-4 filed on June 29, 2009).

(h)(2)	Opinion of Pietrantoni Méndez & Alvarez LLP (incorporate dyb reference to Exhibit 8.2 to Amendment 1 to the Registration Statement on Form S-4 filed on June 29, 2009).